Exhibit 24
POWER OF ATTORNEY
Know all by these presents that the undersigned, does hereby make, constitute and appoint each of David Lobe and Jennifer Juste, or any one of them, as a true and lawful attorney-in-fact of the undersigned with full powers of substitution and revocation, for and in the name, place and stead of the undersigned (in the undersigned’s individual capacity), to execute and deliver such forms that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned’s ownership of or transactions in securities of Carlyle Private Equity Partners Fund, L.P. (i) pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, including without limitation, statements on Form 3, Form 4, Form 5 (including any amendments thereto), (ii) pursuant to Rule 144 under the Securities Act of 1933, as amended, including without limitation notices on Form 144 (including any amendments thereto), and (iii) in connection with any applications for EDGAR access codes, including without limitation the Form ID. The Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, 5 or 144 with regard to their ownership of or transactions in securities of Carlyle Private Equity Partners Fund, L.P., unless earlier revoked in writing. The undersigned acknowledges that David Lobe and Jennifer Juste, are not assuming any of the undersigned’s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934, as amended, or Rule 144 under the Securities Act of 1933, as amended.

By:	/s/ Frederick William Reindel

Name:	Frederick William Reindel
Date: June 30, 2025